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                                                                    EXHIBIT 99.1

                                                                     ADMINISTAFF

                  Administaff Announces Two-For-One Stock Split

         HOUSTON, Sept. 14 /PRNewswire/ -- Administaff, Inc. (NYSE: ASF), the leading Professional Employer Organization (PEO), today announced that its Board of Directors has approved a two-for-one split of its common stock. The stock split will be effected in the form of a stock dividend, and will entitle each stockholder of record at the close of business on Sept. 25, 2000 to receive one additional share of common stock for each share of the company's common stock held on that date. The additional shares will be distributed on Oct. 16, 2000.

         As of September 12, 2000, Administaff had approximately 13.7 million shares of common stock outstanding. When the split is completed, that number will increase to approximately 27.4 million shares.

         Administaff is a leading personnel management company that serves as a full-service human resources department for small and medium-sized businesses throughout the United States. With 1999 revenues of $2.3 billion, Administaff ranks number 615 on the Fortune 1000 list. The company also is included for the second consecutive year on Fortune's list of "America's Most Admired Companies" and for the third consecutive year on the Information Week 500 list of leading information technology innovators.

         Administaff's Personnel Management System includes employment administration, benefits management, government compliance, recruiting and selection, employer liability management, training and development, performance management and owner support. These core services are complemented by an eBusiness strategy that includes Administaff Assistant(SM), an eService platform that provides clients and worksite employees with information and resources to help maximize the benefit of their Administaff services; and bizzport(SM), an eCommerce portal that features value-added products and services from best-of-class providers such as American Express, Aon Enterprise, AT&T, Bank One, Dell, Forrester Research, IBM, MobShop and works.com.

         Administaff has 29 sales offices in 17 major markets. For additional information, visit the company's web site at www.administaff.com.

         (Note: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) regulatory and tax developments; (ii) changes in Administaff's direct costs and operating expenses; (iii) the estimated costs and effectiveness of capital projects and investments in technology and infrastructure; (iv) Administaff's ability to effectively implement its eBusiness strategy; (v) the effectiveness of Administaff's sales and marketing efforts, including the company's marketing arrangements with other companies; and (vi) changes in the competitive environments in the PEO industry. These factors are described in further detail in Administaff's filings with the Securities and Exchange Commission.)